Exhibit 99.1

FARO Reports Q1 2017 Financial Results and Status of Renewal Efforts

LAKE MARY, FL, May 9, 2017 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for factory metrology, construction BIM-CIM, product design, public safety forensics and 3D solutions and services, today announced its financial results for the first quarter ended March 31, 2017.

“In early 2016, FARO initiated a broad-reaching strategic reorganization and renewal initiative to return the company to growth company status with double-digit sales growth and operating margin,” stated Dr. Simon Raab, President and Chief Executive Officer. “We re-aligned our selling, marketing, and product development teams into five verticals: factory metrology, construction BIM-CIM, product design, public safety forensics, and 3D solutions. We re-organized our research and development activities to create a new product drumbeat delivering next generation, technically superior products in a more frequent cadence to drive a higher gross margin. We continued to aggressively expand our salesforce to accelerate growth in sales opportunities, especially in our emerging verticals with high growth potential, such as public safety forensics and product design and incurred the resulting increase to our selling and marketing expenses. We are reducing our aged demonstration and service inventory with the expected short-term impact on our gross margin. As previously discussed, we expect that by the end of second quarter we will have completed the harmonization of our primary global processes and systems to have a more efficient platform for growth and to reduce our operating costs as a percentage of sales, especially general and administrative costs.”

New order bookings for first quarter 2017 were $86.9 million, an increase of 18.2%, compared with $73.5 million for the first quarter last year. Sales for first quarter 2017 increased to $81.6 million, an increase of 7.7%, compared with $75.7 million for first quarter last year. Excluding an unfavorable foreign exchange impact of approximately $1.5 million, sales for first quarter 2017 would have increased by 9.6%. Our sales increase was primarily driven by an increase in product unit sales, especially in construction BIM-CIM, and higher service revenue. Demonstration and service inventory sales increased 34% in first quarter 2017.

Our actual period-ending sales headcount for first quarter 2017 was 593, an increase of 30.0%, compared with 456 for the same prior year period. In addition, we also actively manage sales headcount based on our full-time experienced (“FTE”) metric whereby sales headcount is measured as a time-weighted average with the first-year contribution of a new employee discounted by an experience factor. Our sales FTE headcount for first quarter 2017 was 525, an increase of 13.9%, compared with 461 for first quarter last year.

Gross margin for first quarter 2017 decreased to 53.6%, compared with 56.3% for first quarter last year, and increased 0.5 percentage points compared with fourth quarter 2016. The year-over-year decrease is related primarily to the production start-up of new core platform products and lower average product selling prices reflecting increased sales of demonstration and service inventory as well as less favorable product and geographical sales mix.

We reported an operating loss of $2.0 million for first quarter 2017, compared with an operating income of $4.3 million in the first quarter last year. This decrease is primarily due to an increase in operating expenses related to our various strategic initiatives such as a 30.0% expansion of our salesforce over last year and an increase in R&D expense to support an accelerated new product drumbeat and newly acquired technologies, and a lower gross margin on account of two new core platform products and the continued sales of demonstration and service inventory. General and administrative expenses as a percentage of sales decreased 0.3 percentage points to 13.1% of sales for first quarter 2017, compared with 13.4% for the same prior year period.

Net loss for the first quarter 2017 was $1.5 million or $0.09 per share, compared with net income of $3.1 million or $0.19 per share in the first quarter last year.

As of March 31, 2017, cash and short-term investments decreased by $0.3 million from December 31, 2016 to $148.8 million, of which $94.8 million was held by foreign subsidiaries.

“In the first quarter, our efforts over the past year started to produce the intended top-line results with new order bookings growth at 18.2%,” stated Dr. Raab. “We continued to lay the foundation for growth by significantly increasing our salesforce, rapidly expanding the use of online demonstrations and delivering on our product drumbeat commitment by introducing our new Laser Tracker product line. Our intention to return to growth company status will only be attained by persisting in our strategy to drive sales and operating margin.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s long-term growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “expects,” “continues,” “may,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
About FARO
FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.
FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Cobalt Array Imager product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.
More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2017	March 31, 2016
Sales
Product	$62,380	$59,312
Service	19,182	16,436
Total sales	81,562	75,748
Cost of Sales
Product	27,058	23,996
Service	10,755	9,081
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	37,813	33,077
Gross Profit	43,749	42,671
Operating Expenses:
Selling and marketing	22,872	17,903
General and administrative	10,699	10,150
Depreciation and amortization	3,718	3,086
Research and development	8,466	7,202
Total operating expenses	45,755	38,341
(Loss) income from operations	(2,006)	4,330
Other (income) expense
Interest income, net	(82)	(44)
Other expense, net	8	751
(Loss) income before income tax (benefit) expense	(1,932)	3,623
Income tax (benefit) expense	(471)	543
Net (loss) income	$(1,461)	$3,080
Net (loss) income per share - Basic	$(0.09)	$0.19
Net (loss) income per share - Diluted	$(0.09)	$0.19
Weighted average shares - Basic	16,684,164	16,609,084
Weighted average shares - Diluted	16,684,164	16,638,458

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 31, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$105,858	$106,169
Short-term investments	42,912	42,942
Accounts receivable, net	60,633	61,364
Inventories, net	52,537	51,886
Prepaid expenses and other current assets	17,829	16,304
Total current assets	279,769	278,665
Property and equipment:
Machinery and equipment	58,566	57,063
Furniture and fixtures	6,868	6,099
Leasehold improvements	19,099	18,778
Property and equipment, at cost	84,533	81,940
Less: accumulated depreciation and amortization	(53,108)	(50,262)
Property and equipment, net	31,425	31,678
Goodwill	47,433	46,744
Intangible assets, net	21,386	22,279
Service and sales demonstration inventory, net	31,935	29,136
Deferred income tax assets, net	14,478	14,307
Other long-term assets	750	905
Total assets	$427,176	$423,714
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,953	$11,126
Accrued liabilities	21,920	24,572
Income taxes payable	—	618
Current portion of unearned service revenues	28,865	27,422
Customer deposits	2,799	2,872
Total current liabilities	65,537	66,610
Unearned service revenues - less current portion	13,390	13,813
Deferred income tax liabilities	1,445	1,409
Other long-term liabilities	2,622	2,225
Total liabilities	82,994	84,057
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,178,495 and 18,170,267 issued; 16,692,019 and 16,680,791 outstanding, respectively	18	18
Additional paid-in capital	214,715	212,602
Retained earnings	181,679	183,436
Accumulated other comprehensive loss	(20,402)	(24,561)
Common stock in treasury, at cost; 1,486,476 and 1,489,476 shares, respectively	(31,828)	(31,838)
Total shareholders’ equity	344,182	339,657
Total liabilities and shareholders’ equity	$427,176	$423,714

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2017	March 31, 2016
Cash flows from:
Operating activities:
Net (loss) income	$(1,461)	$3,080
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,718	3,086
Stock-based compensation	1,417	1,482
Provision for bad debts	89	310
Loss on disposal of assets	77	64
Provision for excess and obsolete inventory	567	413
Deferred income tax expense	6	165
Income tax benefit from exercise of stock options	—	(65)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	1,722	11,109
Inventories	(2,480)	(1,585)
Prepaid expenses and other current assets	(1,181)	(717)
(Decrease) increase in:
Accounts payable and accrued liabilities	(2,442)	(5,305)
Income taxes payable	(618)	641
Customer deposits	(123)	(635)
Unearned service revenues	430	1,077
Net cash (used in) provided by operating activities	(279)	13,120
Investing activities:
Purchases of property and equipment	(1,745)	(2,057)
Payments for intangible assets	(332)	(322)
Net cash used in investing activities	(2,077)	(2,379)
Financing activities:
Payments on capital leases	(2)	(2)
Income tax benefit from exercise of stock options	—	65
Proceeds from issuance of stock, net	268	452
Net cash provided by financing activities	266	515
Effect of exchange rate changes on cash and cash equivalents	1,779	1,666
(Decrease) increase in cash and cash equivalents	(311)	12,922
Cash and cash equivalents, beginning of period	106,169	107,356
Cash and cash equivalents, end of period	$105,858	$120,278

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2017	March 31, 2016
Net (loss) income	$(1,461)	$3,080
Currency translation adjustments, net of income tax	4,159	6,621
Comprehensive income	$2,698	$9,701